TRANSLATION FROM THE HEBREW

THE COMPANIES ORDINANCE

Company Limited by Shares

MEMORANDUM OF ASSOCIATION

OF

L.I.M.S. LABORATORY INFORMATION

& MANAGEMENT SYSTEMS LTD

2.	The objects for which the Company has been formed:
(1)	To engage in trading, marketing, distribution and export of computers and peripheral computer equipment.
(2)	To engage in trading, marketing, distribution and export of software programs and software products.
(3)	To engage in writing of software programs.
(4)	To engage in trading, marketing, distribution and export of measuring equipment for laboratories.
(5)	To sell chemicals to laboratories.
(6)	To provide technical support and service of any kind for computers, peripheral equipment, software programs and software products, measuring equipment for laboratories and any ancillary equipment.
(7)	To establish distribution and marketing agencies all over Israel and outside Israel.
(6)

[sic] To borrow moneys, to obtain and secure their repayment in such ways as the Company deems appropriate, and, in particular, without derogating from the generality of the foregoing - by granting mortgages over the Company’s lands and its other immovable property, and/or by granting floating and/or fixed and special charges and pledges on any part of its lands and on some or all of its other assets, whether present or future, and to redeem or discharge any such mortgage, charge or pledge. The Company may also secure repayment of the moneys that it has borrowed or that it will borrow in the future by the issue of new and other debentures and debenture stock and to secure their repayment by a charge over any part of the Company’s lands and its some or all of other assets, whether present or future, and including unpaid up capital, by an unlimited charge of any kind and to redeem, purchase and release debentures or debenture stock or any such charge.

(7)

To lend moneys and make payments on account or provide credit and guarantee the liabilities and contracts of such persons, firms, and companies and upon such terms and conditions as the Company shall deem appropriate, and in particular to customers and other persons who do business with the Company, and to give guarantees and act as a guarantor for such persons, firms or companies, and to accept from those to whom the Company lends money or grants credit or guarantees, all types of guarantees and securities as the Company deems proper, and including - but without derogating from the generality of the foregoing - a mortgage, pledge, floating charge or a fixed charge over any asset, lands and chattels of any kind and to release and waive any such guarantees and securities and to redeem them on such terms and conditions as the Company shall deem appropriate.

(8)

To engage in any business of trade, export, import, transportation, supply, marketing, distribution, utilization, brokerage and dealing in technical and mechanical equipment, appliances, preparations, instruments, working tools, accessories, receptacles, packaging, raw materials, commodities, products, goods and materials of any kind and nature and for any use.

(9)

To engage in research, search for and development of natural resources and the exploitation thereof, to undertake research in relation thereto, and to own, manage, finance, organize and employ research institutions, laboratories and expeditions.

(10)	To deal in transport and carriage and any means of transportation and haulage of any kind.
(11)

To apply for, register, purchase or otherwise acquire or obtain rights of use or examination, to protect, extend and renew either inside or outside of Israel, all types of patents, patent rights, protections, and concessions (hereinafter - “patent rights’) which in the opinion of the Company could be beneficial to it, and also to exercise patent rights, work in accordance with them, and otherwise utilize them, to make any agreement and take any action in relation to patent rights, and sell or otherwise dispose of patent rights and grant licenses and privileges in connection with patent rights.

(12)

To engage in any examinations, trials and experiments, of a scientific, technical, mechanical and other nature, and including for their improvement and in an attempt to perfect any inventions and patent rights to which the Company is entitled in the future, or to exercise them or acquire them for itself should it wish to do so.

(13)

To apply for, obtain, acquire, hold, maintain, utilize, sell and otherwise dispose of in any part of the world, patterns, molds, manufacturing processes, know-how, professional secrets, permits, licenses, holdings, rights, leases and rights and benefits of any kind that entitle the Company to or permit or enable it to engage in any business in which it is authorized to engage.

(14)

To enter into agreements with any government or authority, whether central, municipal, local or otherwise, anywhere in the world, in such a manner as shall be deemed to enhance some or all of the objects of the Company, and to obtain from any such government or authority, any right, privilege or concession which the Company considers beneficial to obtain, exploit or implement.

(15)

To take such steps as the Company deems proper in order to publicize its activities and enterprises and in particular by advertising in the press, on the radio and by other means, by circulars, holding exhibitions and publication of brochures, and by giving prizes and bonuses.

(16)

To purchase or otherwise acquire and obtain any business - either as a existing business or otherwise - and any property, assets, goodwill, rights and obligations of any person or company if this is likely to benefit the Company or promote any interest that comes within the context of any of the objects of the Company.

(17)

To form and establish or participate in the formation and establishment of any company, in order to acquire or accept responsibility for some or all of the assets, rights and obligations of such a company, and for any other purpose which in the opinion of such a company might directly or indirectly assist such a company in promoting any interest that comes within the context of any one of the objects of such a company.

(18)	To consolidate or merge with any company.
(19)

To enter into a partnership or an agreement for profit sharing, consolidation of profits or collaboration with any person or company that carries on or is entitled to engage in a business or businesses in which the Company is engaged.

(20)

To sell or transfer the Company’s undertaking, either wholly or partially, for such consideration as the Company deems proper, and in particular in consideration of shares, debentures or other securities to another company, some or all of whose objects are similar to those of the Company.

(21)	To enter into any contract or agreement, and sign any document, bill, contract, or agreement that comes within the context of the objects of the Company.
(22)	To insure the Company, its assets, facilities, undertaking and its activities, either wholly or partially, against any damage, loss, risk or liability.
(23)	To invest and deal with such of the Company’s funds as are not immediately required for its business in such a manner as the Company shall determine from time to time.

(24)

To distribute some or all of its assets between its members in specie, provided that no reduction of capital shall be caused in accordance with the Companies Ordinance by virtue of such a distribution.

(25)

To grant allowances, bonuses and prizes to its employees and its managers and to those who were its employees and managers and to members of their families, and further the Company may found or support or assist in the opening of schools, educational institutions, science or trading companies, irrespective of whether or not such institutions and companies are connected with the business of the Company, and further the Company may found and support clubs or other institutions for the benefit of the Company’s business or for the benefit of its employees and managers.

(26)

To engage in the attaining of each of the objects referred to above and, in pursuance of this memorandum of association - to do so in Israel, to carry out all such actions as the Company itself is authorized - by law in any part of the world, to take in any country and anywhere in the world, and to fulfill and undertake any commercial activity or business - which in the opinion of the Company is of assistance in promoting any interest that comes within any of the objects of the Company.

(27)

To take all such actions and any one of such actions as are specified in the Second Schedule to the Companies Ordinance. It is hereby declared that any object or power that is added to the Second Schedule to the Companies Ordinance by any amendment of such Ordinance or in any other way shall be deemed to be an explicit addition to this memorandum of association; provided that any object or power that is deleted from the Second Schedule to the Companies Ordinance by any amendment of such Ordinance or in any other way shall not be deemed to have been deleted from this memorandum of association and shall continue to be deemed included in this memorandum of association except where such object or power is prohibited under the law as it stands in Israel at that time.

(28)

To take all such other actions as are connected with or are incidental to the objects contained in this memorandum of association, either explicitly or by implication, or that might lead to the attainment of some or all of the said objects.

(29)

To take all the aforementioned actions, or some of them, either in Israel or outside Israel in any part of the world, either as owners or as agents, contractors or trustees or in any other way, either itself or in partnership with others and through agents contractors or trustees or others.

(30)

It is hereby declared that in this memorandum of association the following terms - whether they are terms that appear in this memorandum of association itself or appear in the Second Schedule to the Companies Ordinance - shall have the following meanings:

“Person” or “individual” - includes a company and a corporate body.

“company” or “corporate body” - includes, to the extent that such term does not refer to the present company, any other company, cooperative society, and other society, political, public or legal body, partnership or group of persons, whether or not they are incorporated.

“Land” - includes any right in or in connection with land, whether or not such right is registrable, and includes buildings and greeneries and anything attached to the land.

(31)

It has been further hereby agreed and declared that other than in those cases in which it is otherwise expressly stated in this memorandum of association, each of the objects and each of the powers that are specified in each of the sub-sections of this section, and including - having regard to the provisions of sub-section (27) of this section and to each of the Articles of the Second Schedule to the Companies Ordinance, are principal objects and are independent of each other, and that under no circumstances shall they be limited or restricted by making an analogy with any other sub-section of this section or with any other Article contained in the Schedule to the Companies Ordinance or with the Company’s name or in reliance thereon.

3.	The liability of the members is limited.
4.

The share capital of the Company is 2,640 (two thousand six hundred and forty) New Shekels divided into two thousand six hundred and thirty (2,630) ordinary shares of NIS 1 each and ten (10) management shares of NIS 1 each.

We, the persons whose names and addresses are recorded below, wish to be incorporated as a company in accordance with this memorandum of association and agree to take up the number of shares in the Company as recorded respectively below alongside our names.

Names of the Subscribers their Addresses and Descriptions	Number of Shares taken up by each Subscriber	Signature
1. Anna Friedman Weinberg Identity Card No. 011929957 of 17 C Yizhar, Canada, Jerusalem	100 Ordinary Shares 2 Management Shares	(-)
2. Shlomo Ashpiz Identity Card No. 5477237 of 13/6 Kiddush Hashem Street, Rishon Le- Zion	50 Ordinary Shares 1 Management Share	(-)

Date: April 10, 1986	Witness to the above signatures:
(-)
Benjamin Tamir, Advocate